Exhibit 10.13

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of September 22, 2017 (the “Effective Date”), is by and among Paragon Biosciences, LLC, a Delaware limited liability company (the “Management Company”), Harmony Biosciences, LLC, a Delaware limited liability company (the “Company”), and, solely with respect to Section 6 herein, Jeffrey S. Aronin (“Aronin”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth Section 9 of this Agreement.

RECITALS

WHEREAS, the Company is party to that certain License and Commercialization Agreement, dated as of July 28, 2017, with Bioprojet Société Civile de Recherche (the “License Agreement”) with respect to the commercialization by the Company in the United States and its territories, commonwealths and protectorates (including Puerto Rico) (the “Territory”) of that certain product currently known as Wakix® (the “Product”);

WHEREAS, the Management Company, together with its Affiliates, provides management, technical, administrative and support services in connection with the registration and commercialization of pharmaceutical products in the Territory;

WHEREAS, the Company desires to engage the Management Company to provide and arrange certain management, technical, administrative and support services in connection with the commercialization by the Company of the Product in the Territory and the performance by the Company of its obligations under the License Agreement; and

WHEREAS, the Company and the Management Company each desires to enter into this Agreement to set forth their mutual understandings and agreements with respect to the matters set forth herein.

AGREEMENTS

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Appointment as Management Company. The Management Company is hereby retained by the Company to provide certain management and advisory services and other assistance as may be requested by the Company and agreed to by the Management Company from time to time, including, but not limited to, the services described on Schedule A hereto (the “Management Services”). The Management Company shall use commercially reasonable efforts to provide the Management Services in a manner consistent with industry standards for such Management Services, as employed by biotechnology and/or pharmaceutical companies that are similarly situated to the Company. The Management Company shall primarily focus on providing senior-level strategic and tactical guidance, oversight, advice and support services with respect to pharmaceutical-related matters, and assistance to the Company in developing key in-house capabilities. In this capacity, the Management Company will commit significant management resources to the Company, with the Management Company’s initial leadership team including Jeff Aronin, Pat Morris, Tim Cunniff, Babar Ghias, Spiro Katerinis and such other individuals deemed appropriate by the Management Company to facilitate the Company’s business plan and objectives. It is the parties’ intent and expectation that the Management Services will include guidance, oversight, advice and support with respect to key activities necessary or useful to enhance the Company’s ability to obtain regulatory approval for the Product in the Territory.

2.    Compensation.

(a)    In exchange for services to be provided by the Management Company hereunder, the Company shall pay the Management Company, and the Management Company shall be entitled to receive from the Company, a monthly management fee (the “Management Fee”) in the amount of $333,333.33 with respect to each calendar month of the Term prior to the third (3rd) anniversary of the Effective Date and in the amount of $166,666.66 with respect to each calendar month of the Term following the third (3rd) anniversary of the Effective Date. The Management Fee for the first calendar month of the Term shall be payable within two (2) business days following the Effective Date. Thereafter, the Management Fee payable with respect to each calendar month shall be paid not later than the fifth day of such calendar month by recurring ACH transfer (established as an automatic feature with the Company’s bank) provided that the Management Company delivers a written invoice to the Company at least ten (10) days prior to the first day of such calendar month. If the Management Company fails to deliver a written invoice prior to the first day of such calendar month, then the Company shall pay the Management Fee with respect to a given calendar month no later than thirty (30) days after the receipt of a written invoice from Management Company with respect to the Management Services to be provided (or that were provided) in such calendar month, by wire transfer of immediately available funds to an account or accounts previously specified in writing by the Management Company. The Management Fee shall be prorated based on the number of days in any partial calendar month during the Term. If the Management Fee decreases on any day other than the first day of a calendar month, then the Management Fee payable with respect to the applicable calendar month for the period prior to such decrease shall be prorated based on the number of days in such calendar month prior to such decrease, and the Management Fee payable with respect to such calendar month for the period following such decrease shall be prorated based on the number of days in such calendar month following such decrease.

(b)    In addition to the Management Fee, the Company shall pay to the Management Company, and the Management Company shall be entitled to receive from the Company, an additional payment in the amount of $4,000,000.00, which shall be paid within one business day following the Effective Date by wire transfer of immediately available funds to an account or accounts previously specified in writing by the Management Company.

Except as contemplated by this Agreement, the Management Company shall not be entitled to receive from the Company any other compensation or remuneration in consideration for its services to the Company.

3.    Expenses. The Management Company shall bear the cost of its out-of-pocket expenses incurred in connection with the services performed hereunder, and shall not be entitled to reimbursement from the Company.

4.    Effective Period of Agreement and Amendments.

(a)    The term of this Agreement (the “Term”) shall begin on the Effective Date and end on the sixth (6th) anniversary thereof; provided, that the Term may be terminated prior to the expiration thereof (i) by the Management Company at any time for any reason or no reason by giving the Company written notice of such termination at least one hundred eighty (180) days in advance of such termination date (unless such notice is waived by the Company in its sole discretion, in which case such termination shall be effective as of the date of such waiver), (ii) by the Company for Cause by giving the Management Company written notice of such termination, (iii) by the Company upon the consummation of an IPO by giving the Management Company written notice of such termination; provided, however, that if any termination under this subsection (iii) occurs prior to the end of the fourth year following the Effective Date, then within thirty (30) days following such termination the Company shall pay to the Management Company an amount equal to 100% of all remaining amounts to be paid to the Management Company under this Agreement between the date of such termination and the end of such fourth year, and (iv) by the Company upon written notice to the Management Company if a Sale of Harmony has been consummated prior the consummation of an IPO; provided, however, that if such Sale of Harmony results in payment to the Investors of an aggregate amount equal to or greater than the Series A Preferred Return (as defined in the A&R Certificate of Incorporation) (after payment of all costs and expenses incurred by Holdings in connection with such Sale of Harmony, including the payment of amounts payable to the Management Company pursuant to this Section 4(a)), then within thirty (30) days following such termination the Company shall pay to the Management Company an amount equal to 100% of all remaining amounts to be paid to the Management Company under this Agreement.

(b)    Any amendment to this Agreement shall be in writing and shall be approved and executed by both the Management Company and the Company; provided, however, that such approval of the Company shall be subject to the authorization and approval of the Board. Sections 5, 6, 7, 11, 12, 15 and 16 of this Agreement shall survive the expiration or termination of the Term.

5.    Business Opportunity. During the Term and for a period of two (2) years thereafter, if the Management Company is formally offered an opportunity to pursue a potential transaction to acquire, license or obtain a pharmaceutical product in the Field (as defined in the License Agreement) or to acquire a majority ownership interest in a Person that sells pharmaceutical products in the Field (but not including a minority investment) that the Management Company reasonably believes is, or may be, within the scope of the business and investment objectives of the Company and would be beneficial to the business of the Company and that the Management Company desires to pursue (each an “Opportunity”), then the Management Company shall present such Opportunity to the Board. The Board shall determine whether to pursue any such Opportunity and shall make such determination within a reasonable period of time; provided, that if the Board determines not to pursue any such Opportunity, then the Management Company and its Affiliates will not separately pursue such Opportunity.

6.    Restrictive Covenants. During the Term, the Management Company and Aronin will have access to the most sensitive and most valuable trade secrets, proprietary information and other confidential information of the Company, including pharmaceutical studies and reports, management reports, marketing studies, marketing plans, business plans, financial statements, feasibility studies, financial, accounting and statistical data, price and cost information, customer lists, contracts, policies and procedures, internal memoranda, reports and other materials or records of a proprietary or confidential nature (collectively, “Confidential Information”), which constitute valuable business assets of the Company and its Affiliates, and the use, application or disclosure of such Confidential Information will cause substantial and possibly irreparable damage to the business and asset value of the Company. Therefore, as an inducement for the Company to enter into this Agreement and to protect the Confidential Information and other business interests of the Company, Aronin and the Management Company each agree to be bound by the restrictive covenants contained in this Section 6.

(a)    Confidential Information. After the date of this Agreement, Aronin and the Management Company will, and, in the case of the Management Company, will cause its Affiliates, directors, managers, officers, equityholders, employees, agents, successors and permitted assigns to, keep confidential and not disclose to any other Person or use for his or its own benefit, as applicable, or the benefit of any other Person any Confidential Information; provided, however, that the obligations under this Section 6(a) will not apply to Confidential Information that (i) is or becomes generally available to the public without breach of the commitments contemplated by this Section 6(a), (ii) was available to Aronin or the Management Company or its Affiliates, directors, managers, officers, equityholders, employees or agents on a non-confidential basis prior to the date of this Agreement or (iii) is required to be disclosed by any Law or Order; provided, that as soon as practicable prior to any such disclosure, Aronin and/or the Management Company, as applicable, shall give the Company prompt written notice of such disclosure to enable the Company to seek a protective order or otherwise preserve the confidentiality of such information.

(b)    Covenant Not to Compete. For the period beginning on the Effective Date and ending on the second anniversary of the date on which all of Aronin and the Management Company and its Affiliates (including, for the avoidance of doubt, Marshman Fund Trust II) cease to own any Stock and any other equity interest in Holdings (the “Restricted Period”), Aronin and/or the Management Company, as applicable, will not, directly or indirectly, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as an owner, investor, partner, joint venturer, director, limited liability company manager, employee, independent contractor, consultant or other agent of, any Person or enterprise that is developing a pharmaceutical product in the sleep field, or owns, licenses, sells, or markets such a product anywhere in or with respect to the Territory.

(c)    During the Restricted Period, Aronin and the Management Company will not, directly or indirectly:

i.    solicit or induce or attempt to solicit or induce (including by recruiting, interviewing or identifying or targeting as a candidate for recruitment) any officer or personnel (whether engaged as an employee or independent contractor) of the Company (a “Business Associate”), to terminate, restrict or hinder such Business Associate’s association with the Company or interfere in any way with the relationship between such Business Associate and the Company; provided, however, that after the termination or expiration of this Agreement, general solicitations published in a journal, newspaper or other publication or posted on an internet job site and not specifically directed toward Business Associates will not constitute a breach of the covenants in this Section 6(c); or

ii.    hire or otherwise retain the services of any Business Associate as officer, employee, independent contractor, licensee, consultant, advisor, agent or in any other capacity, or attempt or assist anyone else to do so.

(d)    Scope of Covenants; Equitable Relief. Aronin and the Management Company acknowledge and agree that (i) the restrictive covenants contained in this Section 6 and the territorial, time, activity and other limitations set forth herein are commercially reasonable and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Company and its businesses, (ii) any breach of the restrictive covenants in this Section 6 will cause irreparable injury to the Company and that actual damages may be difficult to ascertain and would be inadequate, (iii) if any breach of any such covenant occurs, then the Company will be entitled to seek injunctive relief in addition to such other legal and equitable remedies that may be available (without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement) and (iv) Aronin and the Management Company hereby waive the claim or defense that an adequate remedy at law exists for such a breach.

7.    Inventions.

(a)    The Management Company agrees that all Inventions will be the sole and exclusive property of Company. The Management Company hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all right, title and interest throughout the world in and to any and all pharmaceutical products, inventions, improvements, techniques, know-how, algorithms, processes, designs, technology, information, software, illustrations, artwork, documentation, photographs, trademarks, materials, original works of authorship, biological or chemical specimens or samples, databases and trade secrets that the Management Company may solely or jointly make, conceive or develop or reduce to practice during the Term, that result from or arise out of the Services or that are aided by the use of time, materials, facilities, trade secrets, or proprietary information of the Company, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, the “Inventions”). Without limiting the generality of the foregoing, the Company will be the sole owner of any regulatory dossiers and regulatory filings for the Product or other products of the Company that are prepared and/or filed by the Management Company pursuant to the Agreement.

(b)    The Management Company hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all right, title and interest throughout the world to any and all intellectual property rights in or associated with such Inventions, including without limitation all patents, copyrights, trademark rights, trade dress rights and trade secret rights, and applications for any of the foregoing (collectively “Intellectual Property Rights”). The Management Company will promptly make full written disclosure to the Company of all Inventions and will hold all Inventions in trust for the sole right and benefit of the Company. All copyrightable works made by the Management Company during the Term are and will be treated as “works made for hire” to the greatest extent permitted by applicable law. At the Company’s request and expense, during and after the term of this Agreement, the Management Company will assist and cooperate with the Company in all respects and will cause all Management Company personnel to assist and cooperate with the Company in all respects, and will execute documents and will cause all Management Company personnel to execute documents, and will take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Inventions. The Management Company hereby appoints the officers of the Company as the Management Company’s attorney-in-fact to execute documents on behalf of the Management Company for this limited purpose.

(c)    The assignments by the Management Company to the Company of Inventions hereunder includes (i) all rights of attribution, paternity, integrity, disclosure and withdrawal, (ii) any rights that the Management Company may have under the Visual Artists Rights Act of 1990 or similar federal, state, foreign or international laws or treaties, and (iii) all other rights throughout the world sometimes referred to as “moral rights” (collectively “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, the Management Company hereby waives such Moral Rights to the extent permitted under applicable law and consents to any and all actions of the Company that would otherwise violate such Moral Rights.

(d)    To the extent that the Management Company owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by the Company of the rights assigned to the Company under this Section 7 (collectively, “Related Rights”), the Management Company hereby grants or will cause to be granted to the Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable the Company to exercise all of the rights assigned to the Company under this Section 7.

8.    Warranties.

(a)    No Pre-existing Obligations. The Management Company represents and warrants that the Management Company has no pre-existing obligations or commitments

(and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder the Management Company’s performance of its obligations under Section 1 of this Agreement.

(b)    Agreements with Consultant Personnel. The Management Company represents and warrants that all Management Company personnel who perform Services are and will be bound by written agreements with the Management Company under which: (i) the Management Company owns or is assigned exclusive ownership of all Inventions, including all Intellectual Property Rights therein; and (ii) the Management Company personnel agree to limitations on the use and disclosure of Confidential Information no less restrictive than those provided in Section 6.

9.    Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (i) the power to vote at least fifty percent (50%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“A&R Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Holdings dated as of September 21, 2017.

“Board” means the board of directors of Holdings.

“Cause” shall exist with respect to the Management Company if:

(i)    the Management Company or Aronin has been convicted of or pleaded nolo contendere in respect of any felony or any other crime involving fraud or dishonesty with respect to the Company or any of its Affiliates involving amounts in excess of $25,000;

(ii)    the Management Company has substantially and repeatedly failed to perform its duties and responsibilities under this Agreement, which failure continues for at least thirty (30) days following the Management Company’s receipt of written notice thereof specifying in reasonable detail the action or omission that constitutes such failure;

(iii)    Aronin has engaged in consistent alcohol abuse or illegal drug use that interferes with the performance of the Management Company’s duties hereunder; or

(iv)    the Management Company or Aronin has engaged in any act or omission constituting willful misconduct that has caused material injury to the Company.

“Holdings” means Harmony Biosciences II, Inc., a Delaware corporation.

“Investors” means each of the stockholders listed on Schedule A of that certain Investors’ Rights Agreement, dated as of the Effective Date, by and among Holdings, the Investors and the Key Holders (as defined therein) (the “Investors’ Rights Agreement”).

“IPO” means Holdings’ first underwritten public offering of its Common Stock under the Securities Act.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any government authority or arbitrator.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Sale of Harmony” means a transaction or series of related transactions in which an independent third Person, or an independent group of related third Persons, acquires (whether by merger, consolidation, sale, exclusive license, exclusive marketing or distribution, recapitalization, transfer, exchange or other distribution or disposition) from stockholders of Holdings shares representing more than fifty percent (50%) of (i) the issued and outstanding shares of capital stock of Holdings or any of its subsidiaries (provided that, in the case of such sale of the shares of capital stock of any of Holdings’ subsidiaries, the shares of capital stock of such subsidiary or subsidiaries constitute substantially all of the assets of Holdings and its subsidiaries, taken as a whole), or (ii) the assets of Holdings and its subsidiaries, taken as a whole.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock” means, collectively, the Series A Preferred Stock (the “Preferred Stock”) and the Common Stock of Holdings (the “Common Stock”).

10.    Notices. All notices and other communications hereunder shall be in writing and shall be (a) delivered personally, (b) sent by facsimile or overnight mail, postage prepaid, or (c) sent by e-mail, with electronic, written or oral confirmation of receipt, addressed as follows (or at such other address or number for a party as shall be specified by like notice):

if to the Management Company, to:

Paragon Biosciences, LLC

[Address]

if to the Company, to:

Harmony Biosciences, LLC

[Address]

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, as confirmed by a confirmation page if sent by facsimile, or by electronic, written or oral confirmation of receipt if sent by email or (iii) on the date of receipt or refusal indicated by the overnight carrier, if sent by overnight mail, postage and charges prepaid and properly addressed.

11.    Liability; Indemnification.

(a)    Notwithstanding and in addition to any rights afforded the Company and any of its present or former partners, shareholders, members, directors, officers, employees or agents (collectively, the “Company Indemnitees”), the Management Company shall indemnify and hold harmless each Company Indemnitee from and against any loss, expense or damage payable to a third party by such Company Indemnitee as a result of any claim, action or proceeding brought against a Company Indemnitee by such third party, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of such claim, action or proceeding, to the extent arising primarily from (i) the material breach of this Agreement by the Management Company or (ii) any fraud, bad faith or gross negligence of the Management Company or any Management Company Indemnitee (as defined below).

(b)    Notwithstanding and in addition to any rights afforded the Management Company and any of its present or former partners, shareholders, members, directors, officers, employees or agents (collectively, the “Management Company Indemnitees”), the Company shall indemnify and hold harmless each Management Company Indemnitee from and against any loss, expense or damage payable to a third party by such Management Company Indemnitee as a result of any claim, action or proceeding brought against a Management Company Indemnitee by such third party, including any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of such claim, action or proceeding, to the extent arising from the Management Company’s performance of the Management Services; provided, however, that Company shall have no indemnification obligations hereunder to the extent such loss, expense or damage results primarily from the material breach of this Agreement by the Management Company or fraud, bad faith or gross negligence of the Management Company or any Management Company Indemnitee.

(c)    If any Management Company Indemnitee or Company Indemnitee (each, an “Indemnitee”) learns of a third party claim for which it intends to seek indemnification hereunder, then such Indemnitee shall give prompt written notice thereof to the indemnifying party and shall permit the indemnifying party to defend and/or settle such third party claim, so long as it does so diligently and in good faith; provided, that any delay in providing such notice shall not limit the rights of indemnification of such Indemnitee under this Agreement except to the extent such delay prejudices the indemnifying party’s ability to defend such claim. If determined by the indemnifying party, any such indemnification may be paid by the indemnifying party in advance of the final disposition of any such action, proceeding or claim upon receipt of an undertaking by or on behalf of such Indemnitee seeking advancement to repay the amount advanced should it ultimately be determined that such Indemnitee was not entitled to be indemnified hereunder.

(d)    NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, (i) NEITHER PARTY SHALL HAVE ANY LIABILITY FOR CONSEQUENTIAL, PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY OR INCIDENTAL DAMAGES, TO THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUES, DATA AND/OR USE), ARISING OUT OF OR IN CONNECTION HEREWITH OR THE PERFORMANCE BY THE MANAGEMENT COMPANY OF THE SERVICES, AND (ii) IN NO EVENT SHALL THE AGGREGATE LIABILITY OF THE MANAGEMENT COMPANY UNDER THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT PAID BY THE COMPANY TO THE MANAGEMENT COMPANY UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF THE EVENT GIVING RISE TO THE ALLEGED DAMAGES.

12.    Structural Indemnification. The Management Company hereby agrees to defend, indemnify and hold harmless the Company against all claims, expenses, costs, damages, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) incurred or suffered by the Company (or one or more of the Company’s Affiliates) as arising out of or resulting from any taxes imposed upon the Company related to the treatment of any employee or service provider of the Management Company for purposes of tax reporting or tax withholdings and/or the status of any employee of the Management Company as an employee of the Company.

13.    Insurance. During the Term, the Company shall obtain and maintain at its own expense, standard directors and officers liability insurance policy (“D&O Policy”), which D&O Policy shall list each of the Management Company and Aronin as an additional insured. At all times during the engagement of the Management Company and for a period of six (6) years thereafter, the Company shall maintain the D&O Policy in amounts not less than those in effect on the Effective Date.

14.    Relationship of the Parties. Nothing contained herein shall be construed to place the parties in the relationship of employer/employee, partners or joint venturers. Except as otherwise provided in this Agreement, the Company shall have no power to obligate or bind the Management Company in any manner whatsoever. The Management Company shall not have any power to obligate or bind the Company in any manner whatsoever, other than as provided by this Agreement and pursuant to the exercise fits authority hereunder.

15.    Non-Assignability and Delegation. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party; provided, however, that the consent of the Company to any assignment of this Agreement shall be subject to the authorization and approval of the Board. Notwithstanding the foregoing, Company shall be permitted, without any requirement to obtain the Management Company’s consent, to assign this Agreement (a) in part or in its entirety to an Affiliate of the Company or (b) in its entirety to the successor to all or substantially all of the assets or business of the Company to which this Agreement relates, whether by merger, acquisition, sale of stock, sale of assets, or otherwise. The Management Company shall perform the Management Services itself and shall not subcontract or delegate any of its rights or obligations under this Agreement without the prior written consent of the Company following the authorization and approval of the Board. Any and all contracts with third parties relating to Wakix® or other Company products will be between the Company and the applicable third party, except to the extent that the Company agrees in writing to allow the Management Company to directly contract with one or more third parties. Subject to the prohibitions contained in this Section 15, this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Company and the Management Company.

16.    Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each party hereto, shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any conflicts or choice of laws provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

17.    Miscellaneous

(a)    This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

(b)    If any provision of this Agreement as applied to any party or any circumstances is determined by an arbitrator or any court having jurisdiction to be void, unenforceable or inoperative as a matter of law, then such provision shall be modified to the greatest extent legally possible so that the intent of this Agreement may be legally carried out. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held void, unenforceable or inoperative as a matter of law in any respect or for any reason, then the validity, enforceability and operation of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each party’s rights and privileges shall be enforceable to the fullest extent permitted by law.

(c)    This Agreement may be executed in counterparts, any of which may be delivered via facsimile, .pdf or other forms of electronic delivery, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Management Company

PARAGON BIOSCIENCES, LLC

By:	/s/ Jeffrey S. Aronin
Name:	Jeffrey S. Aronin
Title:	President and Secretary

Company

HARMONY BIOSCIENCES, LLC

By:	/s/ Patrick J. Morris
Name:	Patrick J. Morris
Title:	General Counsel

Aronin solely with respect to Section 6 of this Agreement

By:	/s/ Jeffrey S. Aronin
Name:	Jeffrey S. Aronin

[Signature Page to Management Services Agreement]

Schedule A

•	Senior-level strategic and tactical guidance and support

•	Oversight, advice and support services relating to pharma-related matters, including:

•	Research & development and formulation

•	Preclinical

•	Clinical pharmacology

•	New indication clinical development

•	New indication project management

•	New indication regulatory

•	New indication quality assurance

•	Regulatory strategy

•	Advisory committee preparation

•	Human resources support services

•	Financial oversight

•	Financial infrastructure

•	Information technology infrastructure and technical support

•	Merger and acquisition strategy and tactical support

•	Oversight, advice and support services relating to finance/accounting

•	Legal oversight, services and support

•	Accounting, finance, and commercial services